Exhibit 99.1

GOLDFIELD ANNOUNCES 2010 RESULTS

MELBOURNE, Florida, March 30, 2011 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services throughout the United States and a developer of condominiums, today announced results for the twelve months ended December 31, 2010.

Revenue for the year ended December 31, 2010 was $33.4 million, an increase of 14% over the Company’s revenue of $29.2 million in the year ended December 31, 2009. The Company also reported an improved operating loss of $18,000, compared to an operating loss of $2.4 million in the prior year. The increase in revenue was attributable to an increase in demand for our electrical construction services, as well as the variance in the number, type and sales prices of properties sold within the real estate segment.

For the year ended December 31, 2010, the electrical construction segment’s operating results showed a significant improvement with revenue of $31.4 million and operating income of $2.1 million, compared to revenue of $27.8 million and an operating loss of $93,000, in the prior year. This increase in operating income was mainly due to increases in transmission and fiber optic work, as well as improved productivity in the current year when compared to the prior year. Electrical construction operating results during the year ended 2009 were adversely affected by one project that was highly impacted by weather conditions.

For the year ended December 31, 2010, the real estate development segment had revenue of $2.0 million and operating income of $186,000. For 2009, revenue and operating loss from this segment were $1.5 million and $52,000, respectively. The increase in revenue and operating income was primarily due to the number, type and sales price of the properties sold in 2010, compared to the same period in the prior year. During the year ended December 31, 2010 a total of four condominium units from our Pineapple House project and four residential properties were sold. In 2009, a total of six condominium units from the Pineapple House project were sold and we had no residential property sales.

Net loss for the year ended December 31, 2010 was $253,000 or $0.01 per share, compared to a net loss of $1.9 million or $0.08 per share in 2009.

Revenue for the three months ended December 31, 2010 was $8.7 million, compared to $6.5 million in the comparable prior-year quarter. The Company had operating income of $308,000 for the quarter ended December 31, 2010, compared to an operating loss of $1.2 million during the same period in 2009. For the three months ended December 31, 2010, electrical construction revenues were $8.2 million and operating income was $842,000, as compared to revenue of $6.2 million and an operating loss of $814,000 in the prior year. The increase in revenue within the electrical construction segment was due to increases in demand for our electrical construction services, specifically transmission and fiber optics work. The increase in operating income was primarily attributable to the same factors noted above with respect to our electrical construction segment. The real estate development segment had revenue for the three months ended December 31, 2010, was $555,000 and an operating loss of $59,000, as compared to revenue of $329,000 and operating income of $38,000 in the like quarter last year.

The Company’s net income for the three months ended December 31, 2010 was $179,000 ($0.01 per share) compared to net loss of $647,000 ($0.03 per share) in the comparable prior-year quarter. The quarter-to-quarter improvement is mainly attributable to the aforementioned improvements in revenue and operating income mainly attributable to the Company’s electrical construction segment.

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Commenting on the 2010 results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “We are encouraged by the improved results in our electrical construction segment and its steady progress. We have continued our expansion beyond our historic base with the opening of our new Western Division headquarters located near Austin, Texas. We expect the opportunities available in this new market will contribute to our results and growth.” Commenting on the real estate development segment, Mr. Sottile continued, “Although the real estate market remains challenging, we are pleased that this segment returned to profitability in 2010. We are fortunate that continuing sales at Pineapple House have been above our current carrying value, and that all debt associated with real estate was retired on February 25, 2011.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email:  investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue
Electrical construction	$8,192,832	$6,212,590	$31,384,594	$27,772,466
Real estate development	554,559	329,000	1,983,385	1,473,800

Total revenue	8,747,391	6,541,590	33,367,979	29,246,266

Costs and expenses
Electrical construction	6,604,643	6,345,008	26,310,355	24,971,857
Real estate development	515,995	224,431	1,360,751	1,054,233
Selling, general and administrative	639,837	476,205	2,959,841	2,872,966
Depreciation	670,598	654,550	2,757,263	2,797,621
Loss (gain) on sale of assets	8,155	3,840	(2,168)	(48,863)

Total costs and expenses	8,439,228	7,704,034	33,386,042	31,647,814

Total operating income (loss)	308,163	(1,162,444)	(18,063)	(2,401,548)

Other (expenses) income, net
Interest income	11,967	7,667	33,156	34,708
Interest expense, net	(32,020)	(12,715)	(134,940)	(123,590)
Other (expenses) income, net	1,881	5,333	19,725	25,564

Total other expenses, net	(18,172)	285	(82,059)	(63,318)

Income (loss) from continuing operations before income taxes	289,991	(1,162,159)	(100,122)	(2,464,866)

Income tax provision	6,297	(515,320)	34,601	(537,358)

Income (loss) from continuing operations	283,694	(646,839)	(134,723)	(1,927,508)

(Loss) gain from discontinued operations, net of tax	(104,832)	—	(117,834)	387

Net income (loss)	$178,862	$(646,839)	$(252,557)	$(1,927,121)

Income (loss) per share of common stock - basic and diluted
Continuing operations	$0.01	$(0.03)	$(0.01)	$(0.08)
Discontinued operations	—	—	—	—

Net income (loss)	$0.01	$(0.03)	$(0.01)	$(0.08)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$4,174,518	$3,534,993
Accounts receivable and accrued billings, net	4,393,659	3,740,047
Real estate inventory	774,584	1,456,682
Costs and estimated earnings in excess of billings on uncompleted contracts	1,254,054	1,625,835
Income taxes recoverable	—	819,027
Prepaid expenses and other current assets	476,872	536,425

Total current assets	11,073,687	11,713,009

Property, buildings and equipment, at cost, net	8,232,306	8,292,973
Notes receivable, less current portion	237,714	275,513
Deferred charges and other assets	1,415,775	1,380,703

Total assets	$20,959,482	$21,662,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,418,056	$1,994,458
Contract loss accruals	65,989	512,079
Current portion of notes payable	1,176,552	2,130,666
Other current liabilities	213,315	4,778

Total current liabilities	3,873,912	4,641,981
Other accrued liabilities	17,094	25,234
Notes payable, less current portion	2,610,000	2,283,950

Total liabilities	6,501,006	6,951,165

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,496,397)	(5,243,840)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,458,476	14,711,033

Total liabilities and stockholders’ equity	$20,959,482	$21,662,198